Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297253

PROSPECTUS

Fabric.AI, Inc.

187,197,294 Shares of Common Stock

(and including up to 9,912,244 Dividend Shares)

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to an aggregate of 187,197,294 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of (A) up to 85,657,372 shares issuable upon the conversion of shares of our newly designated Series K convertible preferred stock (the “Preferred Shares”), which number represents 200% of the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares assuming (i) all Preferred Shares are converted at a conversion price equal to the Floor Price (as defined herein) of $0.502 per share, and (ii) any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations (as defined herein), (B) up to 91,627,678 shares issuable upon exercise of certain warrants to purchase shares of Common Stock (collectively, the “Warrants”), consisting of (i) 85,657,372 shares of Common Stock issuable upon exercise of the Investor Warrants (as defined below), which amount represents 200% of the maximum number of shares of Common Stock issuable upon exercise of the Investor Warrants assuming (x) such Investor Warrants are exercised at the Floor Price, and (y) any such exercise shall not take into account any limitations on the exercise of such Investor Warrants as set forth therein, (ii) 685,259 shares of Common Stock issuable upon exercise of the Placement Agent Warrants (as defined below), (iii) 900,000 shares of Common Stock issuable upon exercise of the Consultant Warrants (as defined below), (iv) 1,000,000 shares of Common Stock issuable upon exercise of the Waiver Warrants (as defined below), and (v) 3,385,047 shares of Common Stock issuable upon exercise of the Series H-7 Warrants (as defined below), and (C) 9,912,244 shares issuable as dividends (the “Dividend Shares”) to the holders of the Preferred Shares at a rate of 7% per annum on the stated value of the Preferred Shares, compounded each calendar quarter over an assumed term of three years and assuming that the holders of the Preferred Shares are paid dividends solely in shares of Common Stock at the Floor Price during such period. As of the date of this filing, the Preferred Shares are convertible into up to 8,565,737 shares of Common Stock at an initial conversion price of $2.51 per share and the Investor Warrants are exercisable into up to 8,565,737 shares of Common Stock at an initial exercise price of $2.51 per share.

The Preferred Shares were acquired by the applicable selling stockholders under the Securities Purchase Agreement (the “Purchase Agreement”), dated April 27, 2026, by and among the Company and the investors party thereto (the “Investors”). The Warrants were acquired by the selling stockholders under the (i) Purchase Agreement (such warrants issued pursuant to the Purchase Agreement, the “Investor Warrants,” and shares of Common Stock issuable upon exercise of Investor Warrants, the “Investor Warrant Shares”), (ii) an engagement agreement (the “Engagement Agreement”), dated April 23, 2026, between the Company and GP Nurmenkari Inc. (“GPN”) (such warrants issued pursuant to the Engagement Agreement, the “Placement Agent Warrants” and together with the Investor Warrants, the “Private Placement Warrants”), (iii) that certain amended and restated consulting services agreement (the “Altucher Consulting Agreement”) dated as of April 27, 2026, by and between the Company and JD Advisors, LLC (the “Consultant”) (such warrants issued pursuant to the Altucher Consulting Agreement, the “Consultant Warrants”), (iv) that certain Omnibus Waiver, Consent, Notice and Amendment Agreement (the “Waiver Agreement”), dated as of April 27, 2026, by and between the Company and the investors signatory thereto (such warrants issued pursuant to the Waiver Agreement, the “Waiver Warrants”), and (v) that certain Securities Purchase Agreement (the “Series H-7 Purchase Agreement”), dated as of August 7, 2023, by and among the Company and the investors (the “Series H-7 Investors”) party thereto (such warrants issued pursuant to the Series H-7 Purchase Agreement, the “Series H-7 Warrants;” and shares of Common Stock issuable upon exercise of Series H-7 Warrants, the “Series H-7 Warrant Shares”).

The shares of Common Stock issuable upon the conversion of the Preferred Shares are herein referred to as “Conversion Shares,” and the shares of Common Stock issuable upon the exercise of the Warrants are herein referred to as, collectively, “Warrant Shares.”

The Conversion Shares, the Warrant Shares and the Dividend Shares were issued or are issuable in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder.

We are registering the resale of the Conversion Shares, Investor Warrant Shares and Dividend Shares covered by this prospectus as required by the Registration Rights Agreement, dated April 27, 2026, by and among the Company and the Investors (the “Registration Rights Agreement”). We are registering the resale of the Series H-7 Warrant Shares issuable upon exercise of the Series H-7 Warrants covered by this prospectus as required by the Registration Rights Agreement, dated August 7, 2023, by and among the Company and the Series H-7 Investors (the “Series H-7 Registration Rights Agreement”). We are also registering for resale the applicable Warrant Shares issuable upon exercise of the Placement Agent Warrants, the Consultant Warrants and the Waiver Warrants covered by this prospectus.

The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants. We intend to use those proceeds, if any, for general corporate purposes.

The issuance of the shares of Common Stock covered by this prospectus could cause substantial dilution to our existing stockholders. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus. Please refer to risk factor entitled “The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution” on page 9 of this prospectus. For additional information on the terms of the Preferred Shares and the Warrants, including those terms which may affect the number of Conversion Shares or Warrant Shares that will be issued to the holders of the Preferred Shares and the Warrants, you should refer to the sections of this prospectus entitled “Prospectus Summary—Series H-7 Private Placement,” “Prospectus Summary—Recent Developments—Private Placement of Preferred Shares and Private Placement Warrants,” “Prospectus Summary—Recent Developments—Consultant Warrants,” and “Prospectus Summary— Recent Developments—Omnibus Amendments and Waiver Warrants.”

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of Common Stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of Common Stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Any shares of Common Stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the Common Stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FABC.” On July 27, 2026, the last reported sales price for our Common Stock was $2.52 per share.

Investment in our Common Stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2026.

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About this Prospectus

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Common Stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 9 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Statements in this prospectus and any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

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Prospectus Summary

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “FABC,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Fabric.AI, Inc. and its consolidated subsidiaries.

Overview

The Company is a fabless semiconductor company focused on the design and development of optical interconnect technologies and other system-critical semiconductor solutions for artificial intelligence (“AI”) data center infrastructure. In April 2026, we commenced a strategic transition toward a new business model focused on the design and development of fabless semiconductor technologies for AI data center infrastructure, including MicroLED-based optical interconnects and other system-critical semiconductor solutions intended to enable faster, more efficient, and more scalable AI workloads. In connection with this strategic transformation, effective April 28, 2026, the Company changed its corporate name from StableX Technologies, Inc. to Fabric.AI, Inc. and changed its ticker symbol on The Nasdaq Stock Market LLC (“Nasdaq”) from “SBLX” to “FABC,” which commenced trading under the new symbol on April 29, 2026. The Company’s common stock, par value $0.0001 per share (the “Common Stock”), is listed on Nasdaq.

Our initial product under development is the Neural I/o™ chip (the “Neural I/o chip”), a micro light-emitting diode (“MicroLED”) based optical interconnect being developed in collaboration with Kopin Corporation, a Delaware corporation (“Kopin”) (Nasdaq: KOPN), pursuant to a Joint Development and License Agreement dated April 27, 2026 (the “JDA”), by and between the Company and Kopin. The Neural I/o chip is intended to replace traditional electrical interconnects with optical links to enable high-bandwidth, low-latency communication between compute nodes, with an initial focus on GPU-to-GPU connectivity for AI data center applications.

We have a limited operating history in the AI semiconductor industry. We are a development-stage company with no revenue from our semiconductor operations to date, and there can be no assurance that we will successfully develop, commercialize, or achieve market acceptance of our technologies.

Series H-7 Private Placement

On August 7, 2023, the Company entered into that certain Securities Purchase Agreement, dated as of August 7, 2023 (the “Series H-7 Purchase Agreement”) with certain accredited investors (the “Series H-7 Investors”), pursuant to which it agreed to sell to the Series H-7 Investors (i) an aggregate of 22,000 Series H-7 Convertible Preferred Stock (“Series H-7 Preferred Stock”), par value $0.0001 per share, with a stated value of $1,000 per share, and (ii) warrants (the “Series H-7 Warrants”) with an initial exercise price equal to $128.00 (as may be adjusted from time to time, the “Series H-7 Exercise Price”), after giving effect to the Company’s 1-for-16 reverse stock split which began trading on a split-adjusted basis on June 26, 2025. In connection with the Private Placement (as defined below), the Series H-7 Exercise Price was further adjusted to $2.51 per share pursuant to the full ratchet anti-dilution provisions contained in the Series H-7 Warrants and the number of shares of Common Stock issuable upon the exercise of the Series H-7 Warrants was adjusted proportionally to an aggregate of 8,500,542 shares. As of July 16, 2026, there were Series H-7 Warrants to purchase up to 7,320,542 shares of Common Stock issued and outstanding. The closing of the transactions contemplated by the Series H-7 Purchase Agreement occurred on August 10, 2023 (the “Series H-7 Closing Date”).

The Series H-7 Warrants expire five years from the date of issuance. The Series H-7 Exercise Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Series H-7 Exercise Price (subject to certain exceptions). There is no established public trading market for the Series H-7 Warrants and the Company does not intend to list the Series H-7 Warrants on any national securities exchange or nationally recognized trading system.

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Registration Rights Agreement

In connection with the Series H-7 Purchase Agreement, the Company and the investors entered into a Registration Rights Agreement, dated as of August 7, 2023, (the “Series H-7 Registration Rights Agreement”), pursuant to which the Company is required to file a resale registration statement (the “Series H-7 Registration Statement”) with the SEC, which was filed with the SEC on September 8, 2023, as amended, to register for resale 150% of the shares of Common Stock issuable upon conversion of the Series H-7 Preferred Stock and upon exercise of the Series H-7 Warrants (such amount, the “Required Registration Amount”) promptly following the Series H-7 Closing Date, but in no event later than 30 calendar days after the Series H-7 Closing Date, and to have such Series H-7 Registration Statement declared effective by the Effectiveness Deadline (as defined in the Series H-7 Registration Rights Agreement).

Pursuant to the Series H-7 Registration Rights Agreement, if the number of shares available for resale under the applicable registration statement falls below 90% of the Required Registration Amount (calculated assuming (x) the Warrants are exercisable in full at the then-prevailing Series H-7 Exercise Price, without regard to any limitations on exercise as set forth therein and (y) the shares of Series H-7 Preferred Stock are then convertible in full into shares of Common Stock at the Floor Price (as defined in the Series H-7 Certificate of Designation), without regard to any limitations on conversion as set forth therein), the Company is required to file an amendment to the existing registration statement or a new registration statement to register additional shares to meet the Required Registration Amount (the “Additional Registration Statement Requirement”). This Registration Statement is being filed in part to register additional shares of Common Stock issuable upon exercise of the Series H-7 Warrants in order to satisfy the Company’s obligations pursuant to the Additional Registration Statement Requirement.

Recent Developments

Name Change

In connection with our change in business strategy, on April 27, 2026, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to change the name of the Company from “StableX Technologies, Inc.” to “Fabric.AI, Inc.,” effective as of 12:01 Eastern Time on April 28, 2026 (the “Name Change”). In addition, effective before the open of market trading on April 29, 2026, the Company’s Common Stock ceased trading under the ticker symbol “SBLX” and began trading on the Nasdaq Stock Market under the ticker symbol “FABC”. The Company believes the name change better reflects the Company’s transition to its new infrastructure strategy, involving building fabless semiconductor technologies to power AI factories and smart data centers optimized for producing intelligence at scale.

Private Placement of Preferred Shares and Investor Warrants

On April 27, 2026, we entered into the Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we issued and sold on April 29, 2026 (the “Closing Date”) in a private placement (i) an aggregate of 21,500 shares of the Company’s newly-designated Series K Convertible Preferred Stock, with a par value of $0.0001 per share and a stated value of $1,000 per share (“Stated Value”), initially convertible into up to 8,565,737 shares of the Company’s Common Stock at an initial conversion price of $2.51 per share (the “Conversion Price”), and excluding the issuance of any Dividend Shares, and (ii) warrants (the “Investor Warrants”) to acquire up to an aggregate of 8,565,737 shares of Common Stock at an initial exercise price of $2.51 per share (collectively, the “Private Placement”). The aggregate gross proceeds from the Private Placement were $21,500,000.

The terms of the Preferred Shares are as set forth in the Certificate of Designations of the Series K Convertible Preferred Stock of Fabric.AI, Inc. (the “Certificate of Designations”), which was filed and became effective with the Secretary of State of the State of Delaware on April 27, 2026. The Investor Warrants are immediately exercisable and expire five years from the date of issuance.

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In connection with the Private Placement, pursuant to an engagement agreement, dated as of April 23, 2026 (the “Engagement Agreement”) with GP Nurmenkari Inc. (“GPN”), the Company engaged GPN to act as placement agent in connection with the Private Placement, pursuant to which, the Company agreed to (i) pay GPN a cash fee equal to 8% of the gross proceeds of the Private Placement (including any cash proceeds realized by the Company from the exercise of any outstanding warrants of the Company), (ii) reimbursement and payment of certain expenses up to $10,000, and (iii) issue GPN on the Closing Date, warrants (the “Placement Agent Warrants” and, together with the Investor Warrants, the “Private Placement Warrants”) to purchase up to an aggregate number of shares of Common Stock equal to 8% of the aggregate number of shares of Common Stock initially underlying the Series K Preferred Stock issued in the Private Placement, including upon exercise of any outstanding warrants of the Company, with terms identical to the Investor Warrants.

The Private Placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Investors in the Private Placement has represented to us that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Series K Preferred Stock and Investor Warrants were offered and sold without any general solicitation by us or our representatives.

Registration Rights Agreement

In connection with the Private Placement, on April 27, 2026, we entered into that certain Registration Rights Agreement, by and among us and the Investors (the “Registration Rights Agreement”) pursuant to which we are obligated, among other things, to (A) file a resale registration statement (the “Registration Statement”) with the SEC to register for resale promptly following the Closing Date, but in no event later than 30 calendar days after the Closing Date, the sum of (i) 200% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares ((x) assuming for purposes hereof that the Preferred Shares are convertible at the Floor Price (as defined herein) and (y) any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations) and (ii) 200% of the maximum number of Investor Warrant Shares issuable upon exercise of the Investor Warrants (without taking into account any limitations on the exercise of such Investor Warrants as set forth therein), in each case subject to the adjustments set forth in the Certificate of Designations and the Investor Warrants, (B) have such Registration Statement declared effective by the Effectiveness Deadline (as defined in the Registration Rights Agreement and as may be amended from time to time), and (C) maintain the registration until the earlier of (x) the date on which the selling stockholders may sell their Conversion Shares or Investor Warrant Shares without restriction pursuant to Rule 144 under the Securities Act, and (y) the date on which the selling stockholders no longer hold any Conversion Shares or Investor Warrant Shares.

The Company will be obligated to pay certain liquidated damages to the Investors if the Company fails to file the Registration Statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, or fails to maintain the effectiveness of the Registration Statement pursuant to the terms of the Registration Rights Agreement.

Preferred Shares

The Preferred Shares are convertible into Common Stock at the election of the holder at any time at an initial conversion price of $2.51 (the “Conversion Price”). The 21,500 shares of the Preferred Shares issued in the Private Placement are convertible into up to 8,565,737 shares of the Company’s Common Stock at the initial Conversion Price of $2.51 per share, which excludes the issuance of any Dividend Shares. If all Preferred Shares were converted at the Floor Price of $0.502 per share, the Preferred Shares would be convertible into up to 42,828,686 shares of Common Stock (the “Floor Price Conversion Amount”). This prospectus registers 85,657,372 Conversion Shares, which represents 200% of the number of shares of Common Stock issuable upon conversion of the Preferred Shares, assuming conversion at the Floor Price.

The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. The Conversion Price may also be voluntarily reduced by the Company to any amount and for any period of time deemed appropriate by the Board at any time with the prior written consent of the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”), subject to the rules and regulations of Nasdaq and provided that such price will not be less than $0.502, which was 20% of the “Minimum Price” (as defined in Rule 5635 of the Nasdaq Stock Market) on the date of the Purchase Agreement, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, or, in any case, such lower amount as permitted, from time to time, by the Nasdaq Capital Market (the “Floor Price”). Any voluntary reduction in the Conversion Price would increase the number of shares of Common Stock issuable upon conversion of the Preferred Shares. In addition, if Nasdaq’s rules, interpretations or approvals permit the Company to reduce the Floor Price below $0.502, as adjusted, then the lower amount would become the lowest price to which the Company could voluntarily reduce the Conversion Price with the consent of the Required Holders. Accordingly, if Nasdaq permits the Company to use a lower Floor Price and the Company voluntarily reduces the Conversion Price to such lower amount with the consent of the Required Holders, the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares could exceed the Floor Price Conversion Amount of 42,828,686 shares of Common Stock.

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All shares of capital stock of the Company rank junior to the Preferred Shares, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

The holders of the Preferred Shares are entitled to dividends of 7% per annum (“Dividends”), compounded each calendar quarter, which are payable in arrears (i) on the first trading day of each calendar quarter (each, a “Dividend Date”), with the first Dividend Date being July 1, 2026, in cash out of funds legally available therefor; provided that a holder of the Preferred Shares and the Company may mutually agree to convert any Dividends into shares of Common Stock at a price to be mutually determined by the Company and such holder, which shall not be less than the Floor Price. The holders of the Preferred Shares are entitled to vote with holders of the Common Stock on an as-converted basis, with the number of votes to which each holder of Preferred Shares is entitled to be calculated assuming a conversion price of $2.51 per share, which was the Minimum Price (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) applicable immediately before the execution and delivery of the Purchase Agreement, subject to certain beneficial ownership limitations as set forth in the Certificate of Designations.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, the suspension from trading or the failure of our Common Stock to be trading or listed (as applicable) on an eligible market for a period of five (5) consecutive trading days and our failure to pay any amounts due to the holders of the Preferred Shares when due. Upon the occurrence and during the continuance of a Triggering Event, the Preferred Shares accrue dividends at the rate of 15% per annum. In addition, in connection with a Triggering Event, each holder of the Preferred Shares will be able to require us to redeem in cash any or all of the holder’s Preferred Shares at a premium set forth in the Certificate of Designations. Further, upon a Triggering Event, a holder of the Preferred Shares, at such holder’s option, by delivery of a notice of conversion (“Triggering Event Conversion Notice”) to the Company, convert all, or any number of Preferred Shares held by such holder into shares of Common Stock at a price equal to the lowest of (i) the applicable Conversion Price as in effect on the applicable date of conversion, and (ii) the greater of (x) the Floor Price and (y) 80% of the lowest volume weighted average price of the Common Stock of any trading day during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable Triggering Event Conversion Notice.

Notwithstanding the foregoing, our ability to issue any shares of Common Stock upon conversion of any Preferred Shares or otherwise pursuant to the terms of the Certificate of Designations is subject to certain limitations set forth in the Certificate of Designations, including a limit on the number of shares that may be issued until the time, if any, that our stockholders have approved the issuance of more than 19.99% of our issued and outstanding shares of Common Stock in accordance with Nasdaq listing standards at prices below the “Minimum Price” (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) on the date of the Purchase Agreement pursuant to the terms of the Series K Preferred Stock and the applicable Investor Warrants (the “Stockholder Approval” and the date on which such Stockholder Approval is received, the “Stockholder Approval Date”). The Purchase Agreement requires the Company to hold a meeting of its stockholders not later than June 26, 2026, to seek the Stockholder Approval. On June 16, 2026, Stockholder Approval was obtained at the Company’s annual meeting of stockholders.

Further, a holder of Preferred Shares may not convert any portion of such holder’s Preferred Shares to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

Private Placement Warrants

The Private Placement Warrants are exercisable for shares of Common Stock immediately, at an exercise price of $2.51 per share and expire five years from the date of issuance. The exercise price of each Private Placement Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. Upon any such price-based adjustment to the exercise price, the number of Warrant Shares issuable upon exercise of the Private Placement Warrants will be increased proportionately. The exercise price may also be voluntarily reduced by the Company to any amount and for any period of time with the prior written consent of the holders of at least a majority of the outstanding Private Placement Warrants, subject to the rules and regulations of Nasdaq

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The Private Placement Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Private Placement Warrants, the Private Placement Warrants may be exercised on a cashless basis.

A holder of the Private Placement Warrants may not exercise any portion of such holder’s Private Placement Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Consultant Warrants

On April 27, 2026, the Company entered into the Altucher Consulting Agreement with JD Advisors, LLC (the “Consultant”), pursuant to which, the Consultant agreed to provide certain consulting services to the Company, including but not limited to: contributing to product development and roadmap decisions, leading and advising on marketing strategy, branding and go-to-market execution, assisting with recruiting, hiring and team-building efforts, managing and guiding social media presence and communications and supporting general management initiatives across the business and any other consulting or advisory services which the Company reasonably requests that the Consultant provide to the Company. The Altucher Consulting Agreement has a term of two years unless earlier terminated pursuant to the terms of the Altucher Consulting Agreement or upon the mutual written consent of the Company and the Consultant in accordance with the terms of the Altucher Consulting Agreement.

Pursuant to the Altucher Consulting Agreement, and subject to the Consultant entering into a warrant cancellation agreement for the purpose of cancelling previously issued warrants to purchase up to 1,000,000 shares of Common Stock under the prior consulting agreement, the Company issued to the Consultant warrants (each, a “Consultant Warrant”) to purchase up to an aggregate of 900,000 shares of Common Stock, consisting of: (i) a warrant to purchase up to 300,000 shares of Common Stock at an exercise price of $3.00 per share, which is immediately exercisable upon issuance (the “First Tranche Warrant”), (ii) a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $6.00 per share, which will be exercisable six months from the date of issuance (the “Second Tranche Warrant”), (iii) a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $9.00 per share (the “Third Tranche Warrant”), which will be exercisable twelve months from the date of issuance, and (iv) a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $12.00 per share (the “Fourth Tranche Warrant” and together with the First Tranche Warrant, the Second Tranche Warrant and the Third Tranche Warrant, the “Consultant Warrants”), which will be exercisable eighteen months from the date of issuance, in each case, with each Consultant Warrant subject to exercisability, forfeiture and such other terms as set forth therein and will have a term of five years from the date of the applicable issuance.

The Consultant Warrants and shares issuable upon exercise of such Consultant Warrants were issued pursuant to an exemption from registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. The Consultant has represented to us that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Consultant Warrants were offered without any general solicitation by us or our representatives.

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Omnibus Amendments and Waiver Warrants

On April 27, 2026, the Company entered into an Omnibus Waiver, Consent, Notice and Amendment Agreement (the “Series H-7 Omnibus Amendment”) with the Required Holders (as defined in the Series H-7 Certificate of Designations), pursuant to which, such Required Holders agreed to amend and restate the Series H-7 Certificate of Designations by filing an Amended and Restated Certificate of Designations of the Series H-7 Preferred Stock (the “Amended and Restated Series H-7 Certificate of Designations”) with the Secretary of State of the State of Delaware. The Amended and Restated Series H-7 Certificate of Designations (i) extends the maturity date of the Series H-7 Convertible Preferred Stock to October 27, 2027, and (ii) removes the amortization payments and related terms and covenants.

On April 27, 2026, the Company entered into an Omnibus Waiver, Consent, Notice and Amendment Agreement (the “Series I Omnibus Amendment” and together with the Series H-7 Omnibus Amendment, the “Omnibus Amendments”) with the Required Holders (as defined in the Certificate of Designations of the Series I Convertible Preferred Stock (the “Series I Certificate of Designations”), pursuant to which, the Required Holders agreed to amend and restate the Series I Certificate of Designations by filing an Amended and Restated Certificate of Designations of the Series I Preferred Stock (the “Amended and Restated Series I Certificate of Designations”) with the Secretary of State of the State of Delaware. The Amended and Restated Series I Certificate of Designations (i) extends the maturity date of the Series I Convertible Preferred Stock to October 27, 2027, and (ii) removes the amortization payments and related terms and covenants.

Pursuant to the Omnibus Amendments, the Company agreed to issue to the Required Holders, warrants to purchase up to an aggregate of 1,000,000 shares of the Company’s Common Stock (the “Waiver Warrants”), pro rata based on the number of shares of Series H-7 Preferred Stock and Series I Preferred Stock held as of the date of the Omnibus Amendments.

The Waiver Warrants have an exercise price of $5.00 per share and expire five years from the date of issuance. The exercise price of each Waiver Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like (in each case, subject to certain exceptions). There is no established public trading market for the Waiver Warrants and the Company does not intend to list the Waiver Warrants on any national securities exchange or nationally recognized trading system.

The Waiver Warrants and shares issuable upon exercise of such Waiver Warrants were issued pursuant to an exemption from registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each Required Holder has represented to us that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Waiver Warrants were offered without any general solicitation by us or our representatives.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

Fabric.AI, Inc. is a Delaware corporation. Our corporate headquarters are located at 1185 Avenue of the Americas, New York, NY 10036. Our phone number is 512-994-4917. Our website address is www.https://fabricai.com. Through our website, we will make available, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not and shall not be deemed to be a part of this prospectus or incorporated by reference hereto.

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The Offering

Common Stock to be Offered by the Selling Stockholders

Up to an aggregate of 187,197,294 shares of Common Stock, which are issuable to such selling stockholders pursuant to the terms of the Preferred Shares and Warrants.

As of the date of this filing, the Preferred Shares are convertible into up to 8,565,737 shares of Common Stock at an initial conversion price of $2.51 per share and the Investor Warrants are exercisable into up to 8,565,737 shares of Common Stock at an initial exercise price of $2.51 per share.

Use of Proceeds	We will not receive any proceeds from the sale of the Conversion Shares, Warrant Shares and Dividend Shares by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if such Warrants, if any, are exercised for cash. We currently intend to use such proceeds for general corporate purposes.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributes, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 21 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FABC.”

Risk Factors	Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 9 of this prospectus and the documents incorporated by reference in this prospectus.

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Risk Factors

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Our Common Stock

The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

The shares of Common Stock being offered pursuant to this prospectus represent Conversion Shares issuable upon the conversion of our Preferred Shares, Warrant Shares issuable upon the exercise of the Warrants and Dividend Shares, if any. As of July 16, 2026, there were 6,653,912 shares of Common Stock issued and outstanding (prior to any deemed issuance of any Conversion Shares or Warrant Shares). If we are required to issue the maximum number of Conversion Shares, Warrant Shares and Dividend Shares that are being registered hereunder, the number of shares of Common Stock issued and outstanding after such issuance would represent approximately 2,914% of the number of shares of Common Stock issued and outstanding as of the date of this prospectus. As a result, an existing stockholder’s proportionate interest in us will be substantially diluted. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus.

Substantial future sales or other issuances of our Common Stock could depress the market for our Common Stock.

Sales of a substantial number of shares of our Common Stock and any future sales of a substantial number of shares of Common Stock in the public market, including the issuance of shares or any shares issuable upon conversion of the Preferred Shares, exercise of the Warrants, and the issuance of the Dividend Shares or the perception by the market that those sales could occur, could cause the market price of our Common Stock to decline or could make it more difficult for us to raise funds through the sale of equity and equity-related securities in the future at a time and price that our management deems acceptable, or at all. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or Common Stock, which could also depress the market for our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock prices that may not be the same as the price per share paid by the investors in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock or securities convertible into shares of Common Stock in future transactions may be higher or lower than the price per share paid to the selling stockholders. Our stockholders will incur dilution upon exercise of any outstanding stock options, warrants or other convertible securities or upon the issuance of shares of Common Stock under our stock incentive programs.

9

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Holders of our Preferred Shares are entitled to certain payments under the applicable Certificate of Designations that may be paid in cash, which may require the expenditure of a substantial portion of our cash resources.

Holders of our Preferred Shares are entitled to receive Dividends of 7% per annum, compounded each calendar quarter, which are payable in arrears (i) on the first trading day of each calendar quarter (each, a “Dividend Date”), with the first Dividend Date being July 1, 2026, in cash out of funds legally available therefor; provided that a holder of the Preferred Shares and the Company may mutually agree to convert any Dividends into shares of Common Stock at a price to be mutually determined by the Company and such holder, which shall not be less than the Floor Price.

If we do not have sufficient cash resources to make these payments, we may need to raise additional equity or debt capital, and we cannot provide any assurance that we will be successful in doing so. If we are unable to raise sufficient capital to meet our payment obligations, we may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of our assets or merge with another entity. Our ability to make payments due to the holders of our Preferred Shares using cash is also limited by the amount of cash we have on hand at the time such payments are due as well as certain provisions of the Delaware General Corporation Law (the “DGCL”).

The Preferred Shares and the Private Placement Warrants contain certain anti-dilution provisions and voluntary adjustment provisions which may dilute the interests of our stockholders, depress the price of our Common Stock, and make it difficult for us to raise additional capital.

Certain events, for example, a Stock Combination Event (as defined in the Certificate of Designations) may reduce the conversion price of the Preferred Shares, which in turn may lead to further dilution to the holders of our Common Stock. In addition, the Company may voluntarily reduce the Conversion Price for any period of time with the prior written consent of the holders of at least a majority of the outstanding Preferred Shares, subject to the Floor Price. Any such reduction would increase the number of shares of Common Stock issuable upon conversion of the Preferred Shares and could result in substantial additional dilution to existing stockholders. Further, if Nasdaq’s rules, interpretations or approvals permit the Company to reduce the Floor Price below $0.502, as adjusted, then the lower amount would become the lowest price to which the Company could voluntarily reduce the Conversion Price with the consent of the Required Holders. Accordingly, if Nasdaq permits the Company to use a lower Floor Price and the Company voluntarily reduces the Conversion Price to such lower amount with the consent of the Required Holders, the Preferred Shares could be converted into a substantial number of shares of Common Stock.

The Private Placement Warrants additionally contain anti-dilution provisions applicable to the exercise price. If in the future, while any of the Private Placement Warrants are outstanding, we may be required upon the occurrence of certain events to adjust the exercise price of the Private Placement Warrants, then, simultaneously with any adjustment to the exercise price, the number of shares of Common Stock that may be purchased upon exercise of the Private Placement Warrants will be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of shares of Common Stock issuable upon exercise of the Private Placement Warrants will be the same as the aggregate exercise price in effect immediately prior to such adjustment. The Company may also voluntarily reduce the exercise price of the Private Placement Warrants to any amount and for any period of time with the prior written consent of the holders of at least a majority of the outstanding Private Placement Warrants, subject to the rules and regulations of Nasdaq. Upon any such voluntary reduction, the number of shares of Common Stock that may be purchased upon exercise of the Private Placement Warrants would be increased proportionately so that the aggregate exercise price payable for the adjusted number of Warrant Shares would be the same as the aggregate exercise price in effect immediately prior to such reduction. As a result, any voluntary reduction in the exercise price of the Private Placement Warrants could significantly increase the number of Warrant Shares issuable upon exercise, which could result in substantial additional dilution to existing stockholders and increase the likelihood that a substantial number of Warrant Shares will be issued and resold. These anti-dilution adjustments and voluntary reductions can dilute the book value per share of Common Stock. In addition, the perceived risk of dilution may cause our stockholders to be more inclined to sell their Common Stock, which may in turn depress the price of our Common Stock regardless of our business performance. We may also find it more difficult to raise additional equity capital while any of the Private Placement Warrants and the Preferred Shares remain outstanding.

10

The Certificate of Designations contains restrictive covenants and terms that may make it difficult to procure additional financing and that may affect our financial condition and results of operations.

The Certificate of Designations contains certain restrictive covenants including but not limited to: maintaining a minimum amount of unencumbered, unrestricted cash and cash equivalents on hand, until the date on which less than 1,050 shares of the Series I Preferred Stock are outstanding; restrictions on incurring any indebtedness until the date on which no Preferred Shares are outstanding, subject to certain exceptions; restrictions on directly or indirectly, redeeming, repurchasing or declaring or paying any cash dividend or distribution on any of our capital stock (other than as required by the Certificate of Designations, the Series A Certificate of Designations, the Series H-7 Certificate of Designations, the Series I Certificate of Designations and Series J Certificate of Designations), and restrictions on directly or indirectly, permitting any of our indebtedness to mature or accelerate prior to the conversion of all the Series K Preferred Stock. Additionally, the Preferred Shares also contain certain purchase rights (the “Purchase Rights”) permitting the holders of the Preferred Shares to acquire upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all of its Preferred Shares. These restrictive covenants may limit our flexibility in raising capital or incurring any indebtedness, which may have an adverse effect on our financial condition.

Under the Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Purchase Agreement contains, among others, the following restrictive covenants: (A) until ninety (90) days following the earlier of (x) the date on which this registration statement is declared effective or (y) the date on which the selling stockholders may sell their Conversion Shares or Investor Warrant Shares without restriction pursuant to Rule 144 under the Securities Act, we may not issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security, (B) until all of the Investor Warrants are no longer outstanding, we shall be prohibited from effecting or entering into an agreement to effect any subsequent placement involving a variable rate transaction, and (C) until the date in which no Preferred Shares remain outstanding, the Company must provide the holders of the Preferred Shares the opportunity to participate in any subsequent securities offerings by us.

If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the investors party to the Purchase Agreement, which such investors are not obligated to grant to us.

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Special Note Regarding Forward-Looking Statements

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included or incorporated by reference in this prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any applicable prospectus supplement and the documents incorporated by reference under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus as well as all of the forward-looking statements incorporated by reference to our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

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Use of Proceeds

All shares of our Common Stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. The holders of the Warrants are not obligated to exercise their Warrants for cash, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants for cash.

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Selling Stockholders

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 187,197,294 shares of our Common Stock.

The Common Stock being offered by the selling stockholders are the Dividend Shares and those issuable to the selling stockholders upon conversion of the Preferred Shares and exercise of the Warrants. For additional information regarding the issuance of the Preferred Shares, the Warrants and the Dividend Shares, see “Series H-7 Private Placement” and “Recent Developments” above. We are registering the Conversion Shares, Warrant Shares and Dividend Shares in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

Relationships with the Selling Stockholders

Except for the ownership of the Preferred Shares and the Warrants issued pursuant to the Purchase Agreement, the Engagement Agreement, the Altucher Consulting Agreement, the Waiver Agreement and the Series H-7 Purchase Agreement, as applicable, and except as described in our periodic reports and current reports filed with the SEC from time to time, the selling stockholders have not had any material relationship with us within the past three years.

Information About Selling Stockholders Offering

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column (titled “Number of Shares of Common Stock Owned Prior to Offering”) lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock, Dividend Shares, Preferred Shares and Warrants as of July 16, 2026, assuming (i) conversion of the Preferred Shares, (ii) the issuance of the Dividend Shares in full at a rate of 7% per annum on the stated value of the Preferred Shares, compounded each calendar quarter over an assumed term of three years and assuming that the dividends on the Preferred Shares are paid solely in shares of Common Stock at the Floor Price during such period, (iii) exercise of the Warrants, and (iv) any other warrants held by each such selling stockholder on that date, but taking account of any limitations on conversion and exercise set forth therein.

The third column (titled “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus”) lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the Preferred Shares set forth therein or (ii) exercise of the Warrants set forth therein.

The fourth and fifth columns (titled “Number of Shares of Common Stock Owned After Offering” and “Percentage of Common Stock Owned After Offering”) assume the conversion of the Preferred Shares at the initial Conversion Price, exercise of the Warrants at the initial exercise price and the issuance of the Dividend Shares in full (assuming a dividend rate of 7% per annum on the stated value of the Preferred Shares, compounded each calendar quarter over an assumed term of three years and assuming that dividends on the Preferred Shares are paid solely in shares of Common Stock at the Floor Price during such period) and the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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The terms of the Registration Rights Agreement require us to register the number of shares of Common Stock equal to the sum of (i) 200% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares ((x) assuming for purposes hereof that the Preferred Shares are convertible at the Floor Price and (y) any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations) and (ii) 200% of the maximum number of Warrant Shares issuable upon exercise of the Investor Warrants (without taking into account any limitations on the exercise of such Investor Warrants as set forth therein), in each case subject to the adjustments set forth in the Certificate of Designations and Warrants.

Additionally, we are registering 100% of the maximum number of Warrant Shares issuable upon exercise of the Placement Agent Warrants issued to GPN (without taking into account any limitations on the exercise of such Placement Agent Warrants set forth therein).

Additionally, we are registering 100% of the maximum number of Warrant Shares issuable upon exercise of the Consultant Warrants issued to JD Advisors, LLC (without taking into account any limitations on the exercise of such Consultant Warrants set forth therein).

Pursuant to the Series H-7 Registration Rights Agreement, if the number of shares available for resale under the applicable registration statement falls below 90% of the Required Registration Amount (calculated assuming (x) the Warrants are exercisable in full at the then-prevailing Series H-7 Exercise Price, without regard to any limitations on exercise as set forth therein and (y) the shares of Series H-7 Preferred Stock are then convertible in full into shares of Common Stock at the Floor Price (as defined in the Series H-7 Certificate of Designation), without regard to any limitations on conversion as set forth therein), the Company is required to file an amendment to the existing registration statement or a new registration statement to register additional shares to meet the Required Registration Amount. This Registration Statement is being filed in part to register additional shares of Common Stock issuable upon exercise of the Series H-7 Warrants in order to satisfy the Company’s obligations under the Series H-7 Registration Rights Agreement.

Under the terms of the Certificate of Designations and the Warrants, a selling stockholder may not convert the Preferred Shares or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our shares of Common Stock which would exceed 4.99%, or, at the election of the selling stockholder, 9.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering
Iroquois Capital Investment Group, LLC (2)	738,502	18,548,082	738,502	9.99%
Iroquois Master Fund Ltd. (2)	738,502	43,105,831	738,502	9.99%
Alpha Capital Anstalt (3)	349,469	17,369,188	349,469	4.99%
Brio Capital Master Fund Ltd. (4)	349,469	4,521,460	349,469	4.99%
Frank Curzio (5)	349,469	12,224	349,469	4.99%
JD Advisors, LLC (6)	349,469	936,674	349,469	4.99%
Mainfield Enterprise Inc. (7)	349,469	8,936,603	349,469	4.99%
SEG Opportunity Fund, LLC (8)	349,469	4,245,142	349,469	4.99%
The Hewlett Fund LP (9)	349,469	6,667,296	349,469	4.99%
V4 Global, LLC (10)	349,469	1,294,936	349,469	4.99%
Michael Silverman (11)	349,469	308,367	-	-
Jeffrey Berman (12)	349,469	308,367	-	-
Albert Pezone (13)	349,469	68,525	-	-
Palladium Holdings, LLC(14)	349,469	165,372	-	-
Aramis Capital Management LLC (15)	349,469	16,858,325	-	-
Kingsbrook Opportunities Master Fund LP (16)	349,469	2,107,291	-	-
Intracoastal Capital LLC (17)	349,469	59,004,134	-	-
Pinz Capital Special Opportunities Fund, LP (18)	349,469	2,107,291	-	-
Rockmore Capital, LLC (19)	349,469	632,186	-	-

* Less than 1%

(1) This table and the information in the notes below are based upon information available to the Company and upon 6,653,912 shares of Common Stock issued and outstanding as of July 16, 2026. Any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such selling stockholder but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other selling stockholder. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The amounts set forth in this column reflect the application of various limitations on the issuance of Conversion Shares and Warrant Shares in the Certificate of Designations and the Warrants, respectively, including beneficial ownership limitations and limitations under the rules or regulations of Nasdaq.

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(2) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 72,858 shares of common stock issuable upon conversion of Series H-7 Preferred Stock (subject to a 9.99% beneficial ownership blocker) held by Iroquois Master Fund Ltd. (“IMF”), (ii) 117,716 shares of Common Stock issuable upon conversion of Series H-7 Preferred Stock (subject to a 9.99% beneficial ownership blocker) held by Iroquois Capital Investment Group, LLC (“ICIG”), (iii) 1,869,100 shares of Common Stock issuable upon exercise of certain warrants (subject to a 9.99% beneficial ownership blocker) held by IMF that are currently exercisable or exercisable within 60 days of July 16, 2026, (iv) 3,142,372 shares of Common Stock issuable upon exercise of certain warrants (subject to a 9.99% beneficial ownership blocker) held by ICIG that are currently exercisable or exercisable within 60 days of July 16, 2026, (v) 17 shares of Common Stock issuable upon conversion of the Company’s Series H-6 Convertible Preferred Stock, par value $0.0001 per share (“Series H-6 Preferred Stock”), held by ICIG, (vi) 33 shares of Common Stock issuable upon conversion of the Company’s Series H-6 Preferred Stock held by IMF, (vii) 282,563 shares of Common Stock issuable upon conversion of the Company’s Series I Convertible Preferred Stock, par value $0.0001 per share (“Series I Preferred Stock”) (subject to a 9.99% beneficial ownership blocker), held by ICIG, and (viii) 177,611 shares of Common Stock issuable upon conversion of the Company’s Series I Preferred Stock held by IMF (subject to a 9.99% beneficial ownership blocker).

The shares are held directly by IMF and ICIG. Iroquois Capital Management LLC (“Iroquois”) is the investment manager of IMF. Iroquois has voting control and investment discretion over securities held by IMF. As Managing Members of Iroquois, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois in their capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois and IMF. Richard Abbe is the managing member of ICIG. Mr. Abbe has voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by ICIG. Each of Iroquois, Mr. Abbe and Ms. Page disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. IMF and ICIG’s address is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(3) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 1,791,071 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of July 16, 2026, and (ii) 242,197 shares of Common Stock issuable upon conversion of Series I Preferred Stock (subject to a 4.99% beneficial ownership blocker).

The shares are held by Alpha Capital Anstalt (“Alpha”). Each of Nicola Feuerstein and Konrad Ackermann, as directors of Alpha, have voting and dispositive control with respect to the securities being offered. As such, Nicola Feuerstein and Konrad Ackermann may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Alpha. The address of Alpha is Altenbach 8, FL-9490 Vaduz, Furstentums, Liechtenstein.

(4) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 40,366 shares of Common Stock issuable upon conversion of Series I Preferred Stock (subject to a 4.99% beneficial ownership blocker).

The shares are held by Brio Capital Master Fund Ltd. (“Brio”). Shaye Hirsch has voting and investment control over the securities held by Brio. As such, Shaye Hirsch may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Brio. Brio’s address is 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.

(5) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 16,146 shares of Common Stock issuable upon conversion of Series I Preferred Stock (subject to a 4.99% beneficial ownership blocker).

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Frank Curzio’s address is 12433 Royal Troon Lane Jacksonville, FL 32224.

(6) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

The shares are held by JD Advisors, LLC (“JD Advisors”). Daniel Kelly and James Altucher, co-managers of JD Advisors, LLC, have equal voting and dispositive power over the securities held by JD Advisors. As such, each of Mr. Kelly and Mr. Altucher may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by JD Advisors. JD Advisor’s address is 3556 Outlook Avenue, Cincinnati, OH 45208.

(7) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 403,622 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of July 16, 2026, and (ii) 161,465 shares of Common Stock issuable upon conversion of Series I Preferred Stock (subject to a 4.99% beneficial ownership blocker).

The shares are held by Mainfield Enterprise Inc. (“Mainfield”). Mainfield is indirectly owned by a foundation and is managed by its board of directors. The foundation is administered by its trustees. Raz Steinmetz is the ultimate beneficial owner of Mainfield; however, the voting and dispositive power over the securities held by Mainfield is exercised through Mainfield’s directors and, where applicable, the trustees of the foundation. Mainfield’s correspondence address is Ariel House, 74 Charlotte Street, London W1T 4QJ, United Kingdom.

(8) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 40,366 shares of Common Stock issuable upon conversion of Series I Preferred Stock (subject to a 4.99% beneficial ownership blocker).

The shares are held by SEG Opportunity Fund, LLC (“SEG”). Joseph Reda, as Manager of SEG, Jonathan Schechter, as Member of SEG and Gregory Castaldo, as Member of SEG, each has voting and dispositive power over the securities held by SEG. As such, Mr. Reda, Mr. Schechter and Mr. Castaldo each may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by SEG. SEG’s address is 135 Sycamore Drive, Roslyn, NY 11576.

(9) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 780,555 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of July 16, 2026, and (ii) 80,732 shares of Common Stock issuable upon conversion of Series I Preferred Stock (subject to a 4.99% beneficial ownership blocker).

The shares are held by The Hewlett Fund LP (“Hewlett”). Martin Chopp, as General Partner of Hewlett, has voting and dispositive power over the securities held by Hewlett. As such, Mr. Chopp may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Hewlett. Hewlett’s address is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.

(10) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 40,366 shares of Common Stock issuable upon conversion of Series I Preferred Stock (subject to a 4.99% beneficial ownership blocker).

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The shares are held by V4 Global, LLC (“V4”). Scot Cohen has voting and dispositive control with respect to the securities being offered. V4 and Scot Cohen disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. V4’s address is 445 Grand Bay Drive, Apt. P1A, Key Biscayne, FL 33149.

(11) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Michael Silverman’s address is 22 Elizabeth Street, Norwalk, CT 06854.

(12) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Jeffrey Berman’s address is 22 Elizabeth Street, Norwalk, CT 06854.

(13) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Albert Pezone’s address is 22 Elizabeth Street, Norwalk, CT 06854.

(14) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 1,996 shares of Common Stock issuable upon exercise of certain Warrants that are currently exercisable or exercisable within 60 days of July 16, 2026

The shares are held by Palladium Capital Group, LLC. Joel Padowitz has voting control and investment discretion over securities held by Palladium Capital Group, LLC. As such, Mr. Padowitz may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Palladium. Palladium Capital Group, LLC’s address is 152 West 57th Street, New York, NY 10019.

(15) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Aramas Capital Management, LLC’s address is c/o Aramas Capital Holdings, LLC 19 Orchard Street, Manhasset, NY 11030.

(16) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The address of Kingsbrook Opportunities is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, New York 10022.

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(17) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(18) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Matthew Pinz, has voting and investment control of the shares held by Pinz Capital Special Opportunities Fund LP and may be deemed to be the beneficial owner of such shares. The address of Pinz Capital Special Opportunities Fund LP is 27 Hospital Road, Georgetown, Grand Cayman KY1-9008.

(19) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, LLC, are responsible for the portfolio management decisions of Rockmore Capital, LLC and may be deemed to have investment discretion over these shares. Each of Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares. The address of Rockmore Capital, LLC is 1343 Main St, 411 Sarasota FL 34236.

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Plan of Distribution

We are registering the shares of Common Stock issuable upon conversion of the Preferred Shares, exercise of the Warrants and the Dividend Shares to permit the resale of these shares of Common Stock by the holders of the Preferred Shares and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to prevailing market prices, varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

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In addition, the selling stockholders may transfer the securities by other means not described in this prospectus. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

The selling stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of securities by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the Registration Rights Agreements, estimated to be $140,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

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Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

Experts

The consolidated financial statements of Fabric.AI, Inc. (f/k/a StableX Technologies, Inc., f/k/a AYRO, Inc.) as of and for the year ended December 31, 2025, incorporated by reference in this registration statement and accompanying prospectus have been audited by Stephano Slack LLC, an independent registered public accounting firm, as stated in their report (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern). Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Fabric.AI, Inc. (f/k/a StableX Technologies, Inc., f/k/a AYRO, Inc.) as of and for the year ended December 31, 2024, incorporated by reference in this registration statement and accompanying prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern). Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.fabricai.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

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Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering:

●	our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 30, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026;

●	our Current Reports on Form 8-K filed with the SEC on April 28, 2026 and June 25, 2026;

●	the description of our Common Stock that is included as Exhibit 4.22 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026, including any amendments thereto or reports filed for the purposes of updating this description.

All filings filed by us pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Fabric.AI, Inc.

1185 Avenue of the Americas

New York, NY

(512) 994-4917

You may also access the documents incorporated by reference in this prospectus through our website at www.fabricai.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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187,197,294 Shares

(and including up to 9,912,244 Dividend Shares)

Fabric.AI, Inc.

COMMON STOCK

PROSPECTUS

July 28, 2026